Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS RECORD SECOND QUARTER
2013 SALES AND EARNINGS

Bluffton, Indiana - July 30, 2013 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported second quarter 2013 diluted earnings per share (EPS) of $0.58, an increase of 12 percent compared to 2012 second quarter diluted EPS of $0.52. In the second quarter of 2013, the Company's adjusted EPS was $0.59, an 11 percent increase over the adjusted EPS during the second quarter 2012 (see table below for a reconciliation of GAAP EPS to the adjusted EPS).

Second quarter 2013 sales were $263.4 million, an increase of 7 percent compared to 2012 second quarter sales of $246.7 million. The company's organic sales growth was 4 percent excluding acquisitions and the impact of foreign currency translation.

Scott Trumbull, Franklin Chairman and Chief Executive, commented:

“We are pleased to report that our sales and earnings per share during the second quarter were the highest for any quarter in the Company's history. This record performance reflects the successful implementation of two of the Company's long-term strategies. The first is to build strong distribution networks in developing regions where the markets for our Water and Fueling products are growing most rapidly. We achieved organic sales growth of about 9 percent in developing regions during the quarter, led by robust demand in Latin America and Asia Pacific. Second, is to provide a value proposition for our customers worldwide such that we can more than offset inflation with a combination of tight cost controls, productivity improvements, and price. During the second quarter 2013, our gross profit margin increased by 170 basis points which enabled us to achieve record earnings while continuing to invest in initiatives that will spur the Company's future growth.”

Key Performance Indicators:

Earnings Before and After Non-GAAP Adjustments	For the Second Quarter
(in millions)	2013	2012	Change

Net Income attributable to FE Co., Inc. Reported	$28.1	$24.8	13%
Allocated Undistributed Earnings	$(0.3)	$—
Adjusted Earnings for EPS Calculations	$27.8	$24.8	12%

Non-GAAP adjustments (before tax):
Restructuring	$0.7	$0.1
Legal matters	$0.1	$—
Acquisition related items	$0.1	$0.8

Non-GAAP adjustments, net of tax:
Restructuring	$0.4	$0.1
Legal matters	$0.1	$—
Acquisition related items	$0.1	$0.6

Earnings after Non-GAAP Adjustments	$28.4	$25.5	11%

Earnings Per Share	For the Second Quarter
Before and After Non-GAAP Adjustments	2013	2012	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	48.1	47.8	1%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.58	$0.52	12%

Restructuring Per Share, net of tax	$0.01	$—
Legal matters Per Share, net of tax	$—	$—
Acquisition related items Per Share, net of tax	$—	$0.01

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.59	$0.53	11%

Net Sales	For the Second Quarter
(in millions)	Water	Fueling	Consolidated

Sales for 2012	$202.8	$43.9	$246.7

Acquisitions	$6.2	$3.1	$9.3
Foreign Exchange	$(2.2)	$0.2	$(2.0)
Volume/Price Change	$6.9	$2.5	$9.4
Sales for 2013	$213.7	$49.7	$263.4

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Second Quarter 2013
	Water	Fueling	Other	Consolidated
Reported Operating Income	$42.7	$10.8	$(12.8)	$40.7
% Operating Income To Net Sales	20.0%	21.7%		15.5%

Non-GAAP Adjustments:
Restructuring	$0.5	$0.2	$—	$0.7
Legal matters	$—	$0.1	$—	$0.1
Acquisition related items	$0.1	$—	$—	$0.1
Operating Income after Non-GAAP Adjustments	$43.3	$11.1	$(12.8)	$41.6
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	20.3%	22.3%		15.8%

	For the Second Quarter 2012
	Water	Fueling	Other	Consolidated
Reported Operating Income	$40.1	$9.0	$(11.6)	$37.5
% Operating Income To Net Sales	19.8%	20.5%		15.2%

Non-GAAP Adjustments:
Restructuring	$0.1	$—	$—	$0.1
Legal matters	$—	$—	$—	$—
Acquisition related items	$0.8	$—	$—	$0.8
Operating Income after Non-GAAP Adjustments	$41.0	$9.0	$(11.6)	$38.4
% Operating Income to Net Sales After non-GAAP adjustments (Operating Income Margin after Non-GAAP Adjustments)	20.2%	20.5%		15.6%

Water Systems

Water Systems sales were $213.7 million in the second quarter 2013, an increase of $10.9 million or about 5 percent versus the second quarter 2012 sales of $202.8 million. Sales from businesses acquired since the second quarter of 2012 were $6.2 million or 3 percent. Water Systems sales were reduced by $2.2 million or about 1 percent in the quarter due to foreign currency translation. Water Systems sales growth, excluding acquisitions and foreign currency translation, was about 3 percent.

Water Systems sales in the U.S. and Canada represented 44 percent of consolidated sales and grew by 6 percent compared to the prior year. Residential and light commercial is the Company's largest end use category in the U.S. and Canada. Water and wastewater sales for this category increased by 9 percent compared to the second quarter prior year. This sales increase was driven by increased demand for new housing and favorable weather conditions in the Eastern part of the United States versus the same period last year. U.S. and Canada Water Systems sales suffered a double digit reduction in the Pioneer mobile pumping equipment product line. This sales reduction is attributable to a slowdown in demand for mobile pumps in the upstream oil and gas market. Based on order backlogs, the Company currently estimates Pioneer sales to grow at a double digit rate during the back half of the year.

Irrigation and Industrial pumping equipment sales declined in the U.S. and Canada by about 2 percent compared to the second quarter 2012. Last year much of the U.S. was experiencing abnormally dry weather which contributed to heavy shipments of groundwater pumping equipment. This year drought conditions persist west of the Mississippi but it has been unusually wet in the East. Based upon feedback from customers, the Company believes that distributor inventories in the West are in line with demand; but distributors in the East are concerned that inventory levels may be too high unless weather conditions normalize and demand levels increase.

Water Systems sales in the Middle East and Africa were about 12 percent of consolidated sales and declined by about 1 percent compared to the second quarter 2012. The decline was attributable to foreign currency translation. Excluding acquisitions and the impact of foreign currency translation, sales were up about 4 percent compared to the second quarter 2012. Sales in the Gulf region increased by more than 40 percent as the governments in both Saudi Arabia and the UAE are supporting investments in groundwater based irrigation projects. Sales in Botswana and Zambia increased dramatically in the second quarter and the Company plans to open a new distribution center in Zambia during the fourth quarter of this year. The Company experienced a sales decline in the Near East including a double digit decline in Turkey. The Company believes this is most likely due to the timing of customer orders as sales in Turkey grew at a double digit rate in the first quarter and are projected to grow at a double digit rate in the third quarter as well.

Water Systems sales in Latin America were about 11 percent of consolidated sales for the second quarter and were up about 8 percent compared to the second quarter of the prior year. Excluding acquisitions and the impact of foreign currency translation, Latin American sales were up about 10 percent compared to the second quarter 2012. The sales growth in Latin America was driven in large part by strong sales in Brazil, as a result of increasing demand for Franklin submersible pumps and motors, customer acceptance of the many product line upgrades that have been implemented over the past two years, and robust general market conditions. Also, the Company will be opening new distribution centers in Sao Paulo, Brazil and Bogota, Colombia by the end of the third quarter 2013.

Water Systems sales in Europe were about 8 percent of consolidated sales and grew by about 3 percent compared to the second quarter 2012. Excluding acquisitions and the impact of foreign currency translation, European sales increased about 2 percent compared to the second quarter 2012. The second quarter was impacted by sluggish demand growth for the Company's products across Southern and Western Europe due to the generally weak economic conditions in that region, however sales in Eastern Europe grew by over 30 percent in the quarter.

Water Systems sales in the Asia Pacific region were 6 percent of consolidated sales and increased by about 13 percent compared to the second quarter prior year. Excluding acquisitions and the impact of foreign currency translation, Asia Pacific sales were up about 15 percent compared to the second quarter 2012. Over the past several years the Company has focused on building a strong distribution network in Southeast Asia and those efforts are paying off. Most of the Asia Pacific sales growth occurred in Thailand, the Philippines and Indonesia as populations in these regions are increasingly turning to groundwater sources for their fresh water requirements.

Water Systems operating income after non-GAAP adjustments was $43.3 million in the second quarter 2013, an increase of 6 percent versus the second quarter 2012. The second quarter operating income margin after non-GAAP adjustments was 20.3 percent, an increase of 10 basis points compared to the second quarter of 2012. This margin increase was primarily the result of lower raw material, direct labor and variable costs, partially offset by higher cost for key growth initiatives of the Company. These initiatives include the startup of a pump rental business in the United Kingdom, opening four new distribution centers in developing regions, sales and marketing costs for the new artificial lift product line and the rollout of the Franklin Control Systems high horsepower drive and control products through the U.S. Water Systems distribution channel. Combined, these initiatives lowered the Water Systems second quarter 2013 operating income by about $1.2 million.

Fueling Systems

Fueling Systems sales were $49.7 million in the second quarter 2013, an increase of $5.8 million or about 13 percent versus the second quarter 2012 sales of $43.9 million. Sales from businesses acquired since the second quarter of 2012 were $3.1 million or about 7 percent. Fueling Systems sales were increased by $0.2 million or less than 1 percent in the quarter due to foreign currency translation. Fueling Systems sales growth, excluding acquisitions and foreign currency translation, was about 6 percent.

The second quarter Fueling Systems sales growth was led by sales increases in international markets, which grew by 10 percent compared to the prior year, as customers outside North America continue to invest in the Company's pressure pumping systems for transferring gasoline from underground tanks. The Company's electronic fuel management products are also achieving growing acceptance among international customers. Fueling sales in the U.S. and Canada grew organically by 4 percent as growth of pumping, fuel management, pipe and containment product lines were offset by declines in dispensing equipment and tank truck hardware.

Fueling Systems operating income after non-GAAP adjustments was $11.1 million in the second quarter of 2013 compared to $9.0 million after non-GAAP adjustments in the second quarter of 2012, an increase of 23 percent. The second quarter operating income margin after non-GAAP adjustments was 22.3 percent and increased by 180 basis points compared to the 20.5 percent of net sales in the second quarter of 2012. Operating income margin after non-GAAP adjustments increased in Fueling Systems primarily due to fixed costs leverage on higher sales, lower raw material, direct labor and other variable conversion costs and a favorable product sales mix during the quarter.

Overall

The Company's consolidated gross profit was $94.6 million for the second quarter of 2013, an increase of $10.3 million, or about 12 percent, from the second quarter of 2012 gross profit of $84.3 million. The gross profit as a percent of net sales was 35.9 percent in the second quarter of 2013 and 34.2 percent for the second quarter of 2012, a 170 basis point improvement. The gross profit margin increase was primarily due to fixed costs leverage on higher sales and lower raw material, direct labor and other variable conversion costs.

Selling, general, and administrative (SG&A) expenses were $53.2 million in the second quarter of 2013 compared to $46.8 million from the second quarter of prior year, an increase of $6.4 million or about 14 percent. SG&A cost increases related to businesses acquired since the second quarter of 2012 were $1.7 million. Nearly all of the remaining increase occurred for Selling and Research and Development activities associated with future growth initiatives.

Non-GAAP expenses for the second quarter 2013 were $0.9 million and included $0.5 million of expense primarily related to relocation costs to the new Corporate headquarters and engineering center in Fort Wayne, Indiana; $0.2 million related to integration costs of the previously announced Flexing acquisition in Franklin Fueling Systems; $0.1 million of legal fees incurred in Franklin Fueling Systems and $0.1 million in other legal and advisory costs related to potential acquisition transactions. The second quarter 2013 non-GAAP adjustments round to an EPS impact of $0.01.

The Company ended the second quarter of 2013 with a cash balance of $77.1 million, which was $26.2 million less than at the end of 2012. The cash balance decreased primarily as a result of capital expenditures of $37.0 million, additional purchase price paid for the Impo acquisition of $5.6 million and normal seasonal working capital needs offset by the addition of new debt totaling $25.0 million.

The Company had no outstanding balance on its revolving debt agreement at the end of the second quarter of 2013 or 2012.

Commenting on the outlook for the third quarter of 2013, Mr. Trumbull said:

“We expect that during the third quarter of 2013 our Water Systems sales and adjusted operating income will improve by 4 to 7 percent versus the third quarter of 2012. This forecast assumes that, due to high U.S. distributor inventories in the Eastern portion of the country, our groundwater equipment shipments will be flat compared to the prior year in the U.S.; while we will continue to experience robust growth in international markets.”

“Additionally, we estimate that our Fueling Systems sales will grow by 6 to 9 percent and adjusted operating income will grow by 4 to 7 percent compared to the third quarter prior year. Last year during the third quarter, Fueling sales mix was very favorable resulting in an operating income margin spiking to 24 percent. Year to date, the Fueling Systems operating income margin is 19 percent, which is 70 basis points higher than the prior year. While we are anticipating that the Fueling Systems operating income margin will be significantly higher in the third quarter than it has been year to date, we are not forecasting that it will match the prior year.
“Overall, we are expecting our consolidated third quarter sales to grow by 5 to 8 percent and our adjusted EPS to grow by 6 to 9 percent compared to the third quarter 2012.”
A conference call to review earnings and other developments in the business will commence at 10:00 am ET. The second quarter 2013 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://www.media-server.com/m/p/f7zbsxt7

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.

A replay of the conference call will be available Tuesday July 30, 2013 at 1:00 pm ET through midnight ET on Thursday August 8, 2013, by dialing 855-859-2056 for domestic calls and 404-537-3406 for international calls. The replay passcode is 19244693.
Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.
The Company presents the non-GAAP financial measures of earnings after non-GAAP adjustments, fully diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income to net sales after non-GAAP adjustments (or operating income margin after non-GAAP adjustments) because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company's financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to regional or general economic and currency conditions, various conditions specific to the Company's business and industry, new housing starts, weather conditions, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs and availability, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company's accounting policies, and other risks which are detailed in the Company's Securities and Exchange Commission filings, included in Item 1A of Part I of the Company's Annual Report on Form 10-K for the fiscal year ending December 29, 2012, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and, except as required by law, the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Second Quarter Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Net sales	$263,443	$246,696	$485,967	$448,619
Cost of sales	168,852	162,358	317,435	298,006
Gross profit	94,591	84,338	168,532	150,613
Selling, general, and administrative expenses	53,188	46,769	103,253	92,121
Restructuring (income)/expense	697	59	1,407	(14)
Operating income	40,706	37,510	63,872	58,506
Interest expense	(2,556)	(2,362)	(5,146)	(4,951)
Other income/(expense)	364	452	811	13,987
Foreign exchange income/(expense)	(541)	(357)	(712)	(655)
Income before income taxes	37,973	35,243	58,825	66,887
Income taxes	9,534	10,001	14,771	18,486
Net income	$28,439	$25,242	$44,054	$48,401
Less: Net income attributable to noncontrolling interests	(304)	(435)	(463)	(550)
Net income attributable to Franklin Electric Co., Inc.	$28,135	$24,807	$43,591	$47,851

Income per share:
Basic	$0.59	$0.53	$0.91	$1.02
Diluted	$0.58	$0.52	$0.90	$1.00

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	June 29, 2013	December 29, 2012
ASSETS

Cash and equivalents	$77,088	$103,338
Receivables	147,945	102,918
Inventories	204,307	191,848
Other current assets	27,947	30,813
Total current assets	457,287	428,917

Property, plant, and equipment, net	193,278	171,975
Goodwill and other assets	365,569	375,487
Total assets	$1,016,134	$976,379

LIABILITIES AND EQUITY

Accounts payable	$60,322	$68,660
Accrued expenses	59,382	61,803
Current maturities of long-term debt and short-term borrowings	17,517	15,176
Total current liabilities	137,221	145,639

Long-term debt	174,772	150,729
Deferred income taxes	41,013	40,136
Employee benefit plans	73,657	78,967
Other long-term liabilities	37,302	38,659

Redeemable noncontrolling interest	5,511	5,263

Total equity	546,658	516,986
Total liabilities and equity	$1,016,134	$976,379

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
(In thousands)	June 29, 2013	June 30, 2012

Cash flows from operating activities:
Net income	$44,054	$48,401
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	14,877	12,885
Share-based compensation	3,337	3,056
Gain on equity investment	—	(12,212)
Other	(2,929)	5,560
Changes in assets and liabilities:
Receivables	(48,420)	(40,269)
Inventory	(20,113)	(30,155)
Accounts payable and accrued expenses	(872)	(1,160)
Other	4,460	(5,287)
Net cash flows from operating activities	(5,606)	(19,181)

Cash flows from investing activities:
Additions to property, plant, and equipment	(37,017)	(11,456)
Proceeds from sale of property, plant, and equipment	64	1,149
Additions to intangibles	90	—
Cash paid for acquisitions	—	(29,564)
Proceeds from loans to customers	236	219
Net cash flows from investing activities	(36,627)	(39,652)

Cash flows from financing activities:
Change in debt	27,231	3,560
Proceeds from issuance of common stock	9,782	4,582
Excess tax from share-based payment arrangements	3,675	1,645
Purchases of common stock	(9,376)	(8,687)
Dividends paid	(7,113)	(6,549)
Payment of contingent consideration liability	(5,555)	—
Net cash flows from financing activities	18,644	(5,449)
Effect of exchange rate changes on cash	(2,661)	(2,805)
Net change in cash and equivalents	(26,250)	(67,087)
Cash and equivalents at beginning of period	103,338	153,337
Cash and equivalents at end of period	$77,088	$86,250